Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL 2006 RESULTS

JASPER, IN (November 3, 2005) - Kimball International, Inc. (NASDAQ: KBALB) today announced the financial results for the first quarter of fiscal year 2006, which ended September 30, 2005.

Sharpening Focus Within Furniture and Cabinets Segment - Discontinued Operations and Restructuring
In response to market changes and the need to be more responsive to its customers and more effective in its operations within the Furniture and Cabinets segment, during the first quarter of fiscal year 2006 the Company announced its intention to sell a forest products hardwood lumber operation and a fixed-wall furniture systems operation. Both the hardwood lumber and the fixed-wall furniture systems operations were classified as held-for-sale as of September 30, 2005 and results of these operations, including an estimated loss on disposal, were reported as discontinued operations. Sales, gross margin, selling, general and administrative costs and income from continuing operations discussed below exclude the results of discontinued operations for all periods. In addition, the Company plans to consolidate administrative, marketing and business development functions within this segment to better serve primary markets. Costs associated with the consolidation of business functions are classified as restructuring costs and are included in income from continuing operations within the Furniture and Cabinets segment.

Consolidated Overview
Fiscal year 2006 first quarter net sales totaled $270.6 million which was an increase of 3% over net sales of $261.9 million reported for the fiscal 2005 first quarter. Net sales increased 5% in the Furniture and Cabinets segment and were flat in the Electronic Contract Assemblies segment when compared to the prior year. Income from continuing operations in the current year first quarter was $0.1 million or less than $0.01 per Class B share, inclusive of after-tax charges associated with restructuring activities. Excluding the restructuring charges, income from continuing operations in the current year first quarter was $3.1 million, or $0.08 per Class B share. The Company recorded income from continuing operations in the prior year first quarter of $6.2 million, or $0.16 per Class B share, inclusive of after-tax restructuring charges. Excluding the restructuring charges, income from continuing operations in the prior year first quarter was $6.4 million, or $0.17 per Class B share.

Including a loss from discontinued operations of ($7.0) million after-tax or ($0.18) per Class B share and income from a cumulative effect of accounting change adjustment of $0.3 million after-tax or $0.01 per Class B share, first quarter fiscal year 2006 net loss was ($6.6) million, or ($0.17) per Class B share. The ($7.0) million loss from the discontinued operations included an after-tax estimated loss of ($6.4) million related to the disposal of the two operations that were held for sale at September 30, 2005. For the prior year first quarter, net income was $5.0 million, or $0.13 per Class B share, inclusive of a loss on discontinued operations of ($1.2) million after-tax, or ($0.03) per Class B share.

All discontinued operations and restructuring costs recognized during the current quarter pursuant to the Company's plans to sharpen its focus within the Furniture and Cabinets segment are within previously announced estimates.

Consolidated first quarter fiscal year 2006 gross margin of 21.6% declined when compared to 22.1% reported in the first quarter of fiscal year 2005 on a sales mix shift within the Electronics segment to lower margin products, increased freight costs and higher employee expenses. Price increases to customers on select branded furniture products within the Furniture and Cabinets segment and lower new product introduction costs within the Electronic Contract Assemblies segment helped to partially mitigate the margin decline on a consolidated basis. Consolidated selling, general and administrative (SG&A) costs for the first quarter fiscal year 2006 increased in both absolute dollars and as a percent to sales compared to the prior year on higher employee costs and increased expenses related to branded furniture marketing programs. Pre-tax restructuring charges in the current year first quarter totaled ($4.8) million compared to ($0.3) million in the prior year. The current year restructuring charges were within the Furniture and Cabinets segment and include impairment of integrated Enterprise Resource Planning (ERP) software and exit costs related to the activity that began late in fiscal year 2005 to consolidate two Mexican operations into one facility. The Company recorded an operating loss of ($1.6) million in the first quarter of the current fiscal year as a result of the restructuring costs compared to operating income of $5.2 million in the prior year first quarter. Other income in the current year first quarter was $1.5 million compared to $3.1 million in the prior year first quarter as the prior year was favorably impacted by foreign currency movements and a gain on the sale of an administrative facility.

During the quarter, the Company adopted Statement of Financial Accounting Standards No. 123(R), "Share-Based Payment", which required the Company to estimate forfeitures on nonvested stock based compensation awards and to mark to fair value certain liability awards. The impact of these changes was $0.3 million after-tax income and was recorded as a cumulative effect of a change in accounting principle. The new standard also required the Company to recognize expense related to stock options beginning in the first quarter of fiscal year 2006. The impact on the first quarter results was minimal due to the Company's limited issuance of stock options during the last several years.

Operating cash flow for the first quarter of fiscal year 2006 totaled $7.9 million compared to $9.9 million in the first quarter of last year. The Company's cash and short-term investment balance was $111.6 million at September 30, 2005 compared to $117.5 million at June 30, 2005.

James C. Thyen, Chief Executive Officer and President, stated, "Over the last couple of years, we have experienced many challenges in the various markets in which we compete. We have been responding as evidenced by the restructurings we executed over the past four years to better align our capabilities and capacities with current market conditions. We are realizing benefits from those restructuring actions. During the first quarter, we announced additional plans that will allow us to continue to sharpen our focus on growing our primary markets within the Furniture and Cabinets segment and improve profitability. We will be exiting our forest products hardwood lumber operations and in October completed the sale of our fixed-wall furniture systems manufacturing operation, both of which had been operating at a loss. We are also consolidating various functions within the Furniture and Cabinets segment that will allow us to simplify and standardize our business processes. As a result of these actions, we expect the cost structure improvement beginning in fiscal year 2007, including the avoidance of the hardwood lumber and fixed-wall furniture systems operating losses, to be approximately $7.0 million pre-tax per year."

Mr. Thyen added, "Within our Contract Electronics segment, we continue to be encouraged by the diversification of our customer base. We have added several new customers over the past year. We are also very excited about the plans we recently announced to expand our electronics global footprint into China with the construction of a new manufacturing facility in Nanjing which will provide us the opportunity to reach additional customers."

Furniture and Cabinets Segment
Net sales for the first quarter of fiscal year 2006 in the Furniture and Cabinets segment increased 5% to $162.4 million, compared to $154.0 million in the same quarter last year. Sales of branded furniture products, which include office and hospitality furniture, increased when compared to the prior year while sales of contract private label products decreased from the prior year.

Income from continuing operations in this segment for the first quarter of fiscal year 2006 decreased $3.7 million from the prior year. The current year first quarter included ($2.9) million of after-tax restructuring costs primarily related to the restructuring plan to consolidate administrative, marketing and business development functions within this segment. The restructuring costs include software impairment charges as the Company simplifies and standardizes business processes which will require a redesign effort of its current ERP solution and employee transition benefits. In addition, the Company incurred restructuring costs in the current quarter related to the plan that was announced in the prior fiscal year to consolidate two Mexican furniture manufacturing operations into one location. When compared to the prior year, the first quarter fiscal 2006 earnings in this segment were also negatively impacted by higher freight costs resulting from the rising fuel prices, increased employee costs, additional costs for marketing programs and excess capacity costs. Price increases on select branded furniture products helped to partially offset the higher costs.

Including an after-tax loss of ($7.0) million from the discontinued operations, this segment recorded a net loss of ($8.2) million in the first quarter fiscal year 2006. The ($7.0) million loss from the discontinued operations included an after-tax estimated loss of ($6.4) million related to the disposal of the two operations that were held for sale at September 30, 2005. Net income for the first quarter of the prior year was $1.3 million which included a ($1.2) million after-tax loss from discontinued operations.

Electronic Contract Assemblies Segment
The Electronic Contract Assemblies segment fiscal year 2006 first quarter net sales of $108.0 million approximated net sales of $107.9 million for the same quarter last year, as higher sales to customers in the medical and industrial control industries were offset by lower sales to customers in the transportation industry.

Income from continuing operations in this segment for the first quarter of fiscal year 2006 decreased $2.0 million from the same period last year due primarily to a sales mix shift toward newer programs which generally have a lower margin, higher equipment depreciation costs and increased employee benefit costs. New product introduction costs were lower in the current year first quarter, helping to partially mitigate the earnings decline. In addition, the first quarter year-over-year earnings comparison in this segment was negatively impacted by prior year favorable foreign currency movements and a lower effective tax rate in the prior year.

Reclassification
The Company changed its classification of investments in auction rate securities to short-term investments for both the current and prior years. Previously these investments were included in cash and cash equivalents. This reclassification had no impact on the results of operations of the Company. The amount reclassified as of September 30, 2004 was $15.0 million. As of September 30, 2005, the Company had $32.1 million of auction rate securities classified as short-term investments.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a Company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures used within this release are income from continuing operations excluding costs associated with restructuring activities and earnings per share excluding costs associated with restructuring activities. A reconciliation of the reported GAAP numbers to these non-GAAP financial measures is included in the Financial Highlights tables below. Management believes it is useful for investors to understand how its core operations performed without the effects of executing its restructuring plans. Excluding these costs allows investors to meaningfully trend, analyze and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures exclude costs associated with executing its restructuring plans to enable meaningful trending of core operating metrics over an extended period of time.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, significant volume reductions from key contract customers, loss of key customers or suppliers within specific industries, availability or cost of raw materials, and increased competitive pricing pressures reflecting excess industry capacities. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the period ended June 30, 2005.

Conference Call / Webcast
Kimball International will conduct its first quarter financial results conference call beginning at 2:00 PM Eastern Time today, November 3, 2005. To listen to the live conference call, dial 866-825-3354, or for international calls, dial 617-213-8063. A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.

For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through November 17, 2005, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 48071162.

About Kimball International, Inc.
Kimball International, Inc. provides a variety of products from its two business segments: the Furniture and Cabinets segment and the Electronic Contract Assemblies segment. The Furniture and Cabinets segment provides furniture for the office and hospitality industries sold under the Company's family of brand names. The Furniture and Cabinets segment also provides engineering and manufacturing services which utilize common production and support capabilities on a contract basis to customers in the residential furniture and cabinets, office furniture, and retail infrastructure industries. The Electronic Contract Assemblies segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally.

For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.

"We Build Success"

Financial Highlights for the quarter ended September 30, 2005, follow:

Condensed Consolidated Statements of Income
(Unaudited) ($000's, except per share data)	Three Months Ended
	September 30, 2005	September 30, 2004

Net Sales	$ 270,626	100.0%	$ 261,925	100.0%
Cost of Sales	212,200	78.4%	203,952	77.9%

Gross Profit	58,426	21.6%	57,973	22.1%

Selling, General & Administrative Expenses	55,276	20.4%	52,496	20.0%
Restructuring Expense	4,771	1.8%	321	0.1%

Operating Income (Loss)	(1,621)	(0.6%)	5,156	2.0%
Other Income-Net	1,529	0.6%	3,122	1.2%

Income (Loss) from Continuing Operations Before Taxes on Income	(92)	(0.0%)	8,278	3.2%
Provision (Benefit) for Income Taxes	(209)	(0.1%)	2,075	0.8%

Income from Continuing Operations	117	0.1%	6,203	2.4%
Income (Loss) from Discontinued Operations, Net of Tax	(6,979)	(2.6%)	(1,188)	(0.5%)

Income (Loss) Before Cumulative Effect in Change in Accounting Principle	(6,862)	(2.5%)	5,015	1.9%
Cumulative Effect of Change in Accounting Principle	299	0.1%	-0-	0.0%

Net Income (Loss)	$ (6,563)	(2.4%)	$ 5,015	1.9%

Earnings (Loss) Per Share of Common Stock:
Basic from Continuing Operations:
Class A	$0.00		$0.16
Class B	$0.00		$0.16
Diluted from Continuing Operations:
Class A	$0.00		$0.16
Class B	$0.00		$0.16
Basic:
Class A	($0.17)		$0.13
Class B	($0.17)		$0.13
Diluted:
Class A	($0.17)		$0.13
Class B	($0.17)		$0.13

Average Shares Outstanding
Basic	38,165		38,118
Diluted	38,308		38,511

Condensed Consolidated Statements of Cash Flows
(Unaudited)	Three Months Ended
($000's)	September 30, 2005	September 30, 2004

Net Cash Flow provided by Operating Activities	$ 7,861	$ 9,937
Net Cash Flow (used for) provided by Investing Activities	(9,852)	7,893
Net Cash Flow used for Financing Activities	(6,081)	(4,573)
Effect of Exchange Rates	(9)	47

Net (Decrease) Increase in Cash & Cash Equivalents	(8,081)	13,304
Cash & Cash Equivalents at Beginning of Period	57,253	39,991

Cash & Cash Equivalents at End of Period	$ 49,172	$ 53,295

Cash & Cash Equivalents	$ 49,172	$ 53,295
Short-Term Investments	62,403	46,128

Totals	$ 111,575	$ 99,423

Condensed Consolidated Balance Sheets ($000's)
	(Unaudited) September 30, 2005	June 30, 2005

Assets
Cash, Cash Equivalents and Short-Term Investments	$ 111,575	$ 117,523
Receivables, Net	131,199	125,178
Inventories	73,178	87,531
Assets Held for Sale	35,812	--
Other Current Assets	22,866	21,808
Property & Equipment, Net	152,357	176,054
Capitalized Software, Net	31,208	37,273
Other Assets	29,827	35,173

Totals	$ 588,022	$ 600,540

Liabilities & Share Owners' Equity
Current Liabilities	$ 153,562	$ 148,372
Long-Term Debt, Less Current Maturities	340	350
Deferred Income Taxes & Other	18,127	23,592
Share Owners' Equity	415,993	428,226

Totals	$ 588,022	$ 600,540

Reconciliation of Non-GAAP Financial Measures

Income from Continuing Operations, excluding Restructuring Charges
	Three Months Ended
(Unaudited) ($000's, except per share data)	September 30, 2005	September 30, 2004

Income from Continuing Operations, as reported	$ 117	$ 6,203
Restructuring Charges, net of tax	2,949	193

Income from Continuing Operations, excluding Restructuring Charges	$ 3,066	$ 6,396

Earnings (Loss) Per Share of Common Stock, excluding Restructuring Charges

Diluted from Continuing Operations, Class B, as reported	$0.00	$0.16
Diluted Impact of Restructuring Charges, Class B	$0.08	$0.01

Diluted from Continuing Operations, Class B, excluding Restructuring Charges	$0.08	$0.17